Exhibit (g)(1)

PGIM CREDIT INCOME FUND

MANAGEMENT AGREEMENT

Agreement made the [ ] day of [ ] , 2023 between PGIM Credit Income Fund (the “Fund”), a Delaware statutory trust, and PGIM Investments LLC, a New York limited liability company (the “Manager”).

W I T N E S S E T H

WHEREAS, the Fund is a newly organized, diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that is operating as an interval fund; and

WHEREAS, the Fund desires to retain the Manager to render or contract to obtain as hereinafter provided investment advisory services to the Fund and the Fund also desires to avail itself of the facilities available to the Manager with respect to the administration of its day-to-day business affairs, and the Manager is willing to render such investment advisory and administrative services;

NOW, THEREFORE, the parties agree as follows:

1.             The Fund hereby appoints the Manager to act as manager of the Fund and as administrator of its business affairs for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided. Subject to the approval of the Board of Trustees of the Fund (the “Board”) and the requirements of the 1940 Act, the Manager is authorized to enter into a subadvisory agreement with PGIM, Inc. and PGIM Limited, or one or more other subadvisers, whether or not affiliated with the Manager (each, a “Subadviser”), pursuant to which such Subadviser shall furnish to the Fund the investment subadvisory services in connection with the management of the Fund (each, a “Subadvisory Agreement”). Subject to the approval of the Board and the requirements of the 1940 Act, the Manager is authorized to retain more than one Subadviser for the Fund, and if the Fund has more than one Subadviser, the Manager is authorized to allocate the Fund’s assets among the Subadvisers. The Manager will continue to have responsibility for all investment subadvisory services furnished pursuant to any Subadvisory Agreement. For the purposes of this agreement, PGIM Inc. and PGIM Limited are treated as one Subadviser pursuant to a Subadvisory Agreement.

2.              Subject to the supervision and direction of the Board, the Manager shall administer the Fund’s business affairs and, in connection therewith, shall furnish the Fund with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities and, subject to Section 1 hereof and any Subadvisory Agreement, the Manager shall manage the investment operations of the Fund and the composition of the Fund’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s registration statement filed with the Securities and Exchange Commission (“SEC”), as may be amended from time to time, and subject to the following understandings:

(a)           The Manager (or a Subadviser) shall provide supervision of the Fund’s investments, and shall determine from time to time what investments will be purchased, retained, sold or loaned by the Fund, what portion of the assets will be invested or held uninvested as cash, and advise the Fund with respect to all matters relating to the Fund’s use of leveraging techniques.

(b)           The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Fund’s Amended and Restated Agreement and Declaration of Trust and the Fund’s SEC registration statement and with the instructions and directions of the Board, and will conform to and comply with the requirements of the 1940 Act, all other applicable federal and state laws and regulations, and in accordance with any exemptive orders issued by the SEC applicable to the Fund and any SEC staff no-action letters applicable to the Fund. In connection therewith, the Manager shall, among other things, prepare and file (or cause to be prepared and filed) such reports as are, or may in the future be, required by the SEC.

(c)           The Manager (or a Subadviser) shall determine the investments to be acquired or disposed of by the Fund and will place orders pursuant to its determinations with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any brokers, dealers or futures commission merchants affiliated with the Manager (or a Subadviser)) in conformity with the policy with respect to brokerage as set forth in the Fund’s registration statement or as the Board may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Manager (or a Subadviser) will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager (or Subadviser) may consider, among other factors, the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which other clients of the Manager (or Subadviser) may be a party, the size and difficulty in executing an order, and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The Manager (or Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section  3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Manager (or a Subadviser) deems the purchase or sale of securities or other assets to be in the best interest of the Fund as well as other clients of the Manager (or Subadviser), the Manager (or Subadviser), to the extent permitted by applicable laws and regulations and in compliance with any applicable relief granted by the SEC, may, but shall be under no obligation to, aggregate the securities or other assets to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, the allocation of the securities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager (or the Subadviser) in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(d)           If it is necessary or appropriate for the Manager (or the Subadviser) to make investments on behalf of the Fund through an operating entity or special purpose vehicle, the Manager (or Subadviser) shall have authority to create, or arrange for the creation of, such operating entity or special purpose vehicle and to make such investments through such operating entity or special purpose vehicle, in accordance with the 1940 Act. The Board may grant the Manager (or Subadviser) specific power and authority regarding the acquisition, operation, management, financing, refinancing, or disposition of the Fund’s investments from time to time.

(e)            The Manager shall have sole authority to exercise whatever powers the Fund may possess with respect to any of its assets, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

(f)            The Manager (or the Subadviser) shall maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request.

(g)           The Manager (or the Subadviser) shall be responsible for the financial and accounting records to be maintained by the Fund.

(h)           The Manager (or the Subadviser) shall provide the Fund’s Custodian on each business day information relating to all transactions concerning the Fund’s assets.

(i)            The investment management services of the Manager to the Fund under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others.

(j)            The Manager shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities or other assets.

(k)           The Manager may itself, or may cause the Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Manager may represent the Fund on a creditors’ (or similar) committee.

3.            The Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)          Certificate of Trust and Amended and Restated Agreement and Declaration of Trust of the Fund, as amended or supplemented from time to time;

(b)           By-Laws of the Fund (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(c)           Certified resolutions of the Board authorizing the appointment of the Manager and approving the form of this Agreement;

(d)           Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-2 (the Registration Statement), as filed with the SEC relating to the Fund and its shares of beneficial interest (the “Shares”), and all amendments thereto; and

(e)           Prospectus and Statement of Additional Information of the Fund.

4.             The Manager shall authorize and permit any of its officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such officers or employees of the Manager.

5.             The Manager shall keep the Fund’s books and records required to be maintained by it pursuant to Paragraph 2 hereof. The Manager agrees that all records that it maintains for the Fund are the property of the Fund, and it will surrender promptly to the Fund any such records upon the Fund’s request, provided however that the Manager may retain a copy of such records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Manager pursuant to Paragraph 2 hereof.

6.             During the term of this Agreement:

(a)           The Manager shall pay the following expenses:

(i)          the salaries and expenses of all employees of the Fund and the Manager, except the fees and expenses of Trustees who are not “affiliated persons” of the Manager or any Subadviser within the meaning of the 1940 Act;

(ii)          all expenses incurred by the Manager in connection with managing the ordinary course of the Fund’s business, other than those assumed by the Fund herein;

(iii)         the fees, costs and expenses payable to any Subadviser of the Fund pursuant to a Subadvisory Agreement; and

(b)           All other costs and expenses not expressly assumed by the Manager under this Agreement shall be paid by the Fund, including, but not limited to, the following:

(i)           the fees and expenses incurred by the Fund in connection with the management of the investment and reinvestment of the Fund’s assets, including but not limited to, (a) investment advisory fees, including the Management Fee (hereinafter defined) paid to the Manager pursuant to this Agreement; (b) all fees, costs and expenses incurred in identifying, investigating (and conducting diligence with respect to), evaluating, structuring, consummating, holding, monitoring or selling potential and actual investments, including, without limitation, (i) any expenses, including travel, entertainment, lodging and meal expenses, incurred by the Manager (or a Subadviser), or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on actual or potential investment opportunities, (ii) the organization, operation, administration, restructuring or termination, liquidation, winding up and dissolution of any entities through which the Fund makes investments, (iii) expenses associated with portfolio and risk management, including hedging transactions and related costs and (iv) principal, interest on and fees, costs and expenses relating to or arising out of all borrowings made by the Fund and its operating entities, including fees, costs and expenses incurred in connection with the negotiation and establishment of the relevant credit facility, credit support or other relevant arrangements with respect to such borrowings or related to securing the same by mortgage, pledge, or other encumbrance, if applicable; and (c) all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including without limitation any fees and expenses of any legal, financial, accounting, consulting, or other advisors, or lenders, investment banks, and other financing sources in connection with arranging financing for transactions that are not consummated, any travel and accommodation expenses, and any deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, unconsummated transactions;

(ii)          the fees and expenses of Trustees who are not “interested persons” of the Manager or any Subadviser within the meaning of the 1940 Act (the “Independent Trustees”) including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Trustees;

(iii)         the fees and expenses of the Fund’s Custodian that relate to (i) the custodial function and the recordkeeping connected therewith, (ii) preparing and maintaining the general accounting records of the Fund and the provision of any such records to the Manager useful to the Manager in connection with the Manager’s responsibility for the accounting records of the Fund pursuant to Section 31 of the 1940 Act and the rules  promulgated thereunder, (iii) the pricing or valuation of the shares of the Fund, including the cost of any pricing or valuation service or services which may be retained pursuant to the authorization of the Board, and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund’s securities;

(iv)        the fees and expenses of any other service provider to the Fund, including, but not limited to, the Fund’s Transfer Agent, Administrator and Distributor;

(v)         the cost of effecting any sales and repurchases of the Shares and other securities;

(vi)        fees and expenses payable under any distribution and selected dealer agreements, if any;

(vii)       fees and expenses associated with the Fund’s marketing efforts, including costs in connection with the Fund’s website and sales and marketing materials;

(viii)      costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(ix)         the charges and expenses of legal counsel, independent accountants appraisers, valuation experts, property or asset managers, leasing agents, construction managers, consultants, administrators, custodians, depositories, trustees, transfer agents, dividend disbursing agents and dividend reinvestment plan agents and other similar outside advisors and service providers with respect to the Fund and its investments (including the cost of the valuation, or any fairness opinion relating to, any asset or liability or other transaction of the Fund) for the Fund;

(x)          brokers’ commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities and other financial instruments;

(xi)         all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies;

(xii)        the fees of any trade associations of which the Fund may be a member;

(xiii)       the cost of share certificates representing, and/or non-negotiable share deposit receipts evidencing, shares of the Fund;

(xiv)      the cost of fidelity, trustees’ and officers’ and errors and omissions insurance;

(xv)        the fees and expenses involved in maintaining registration of the Fund and of its Shares with the SEC, and paying notice filing fees under state securities laws, including the preparation and printing of the Fund’s Registration Statement and the Fund’s prospectuses for filing under federal and state securities laws for such purposes;

(xvi)       allocable communications expenses with respect to investor services and all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing reports, notices to shareholders and proxy statements in the amount necessary for distribution to the shareholders;

(xvii)      litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business;

(xviii)    federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xix)       interest payable on debt and dividends and distributions on preferred stock, as applicable, if any, incurred to finance the Fund’s investments;

(xx)         the cost of equipment and certain systems (including, but not limited to application licensing, development and maintenance, data licensing and reporting);

(xxi)        the cost incurred to implement and monitor ISDA Master Agreements and other agreements governing the Fund’s financing or borrowing facilities;

(xxii)      the cost of calculating the Fund’s net asset value (“NAV”), including the fees, costs and expenses associated with any third-party appraiser or other valuation expert;

(xxiii)    expenses related to the engagement of any third-party professionals, consultants, experts or specialists hired to perform work in respect of the Fund;

(xxiv)     proxy voting expenses, if any;

(xxv)      costs of registration rights granted to certain investors, if any;

(xxvi)     any audit, examination, investigation or other proceeding by any taxing authority or incurred in connection with any governmental or regulatory inquiry, investigation or proceeding, in each case, involving or otherwise applicable to the Fund, including the amount of any judgments, settlements, remediation or fines paid in connection therewith (excluding for the avoidance of doubt, any expenses with respect to which an indemnitee would not be entitled to indemnification or advancement);

(xxvii)  all fees, costs and expenses associated with procuring, developing, implementing or maintaining information technology, data subscription and license-based services, research publications, materials, equipment and services, computer software or hardware and electronic equipment for the Fund, including in connection with identifying, investigating (and conducting diligence with respect to) or evaluating, structuring, consummating, holding, monitoring, or selling potential and actual investments (including fees, costs and expenses associated with the implementation and operation of an environmental management system), or in connection with obtaining or performing research related to potential or actual investments, industries, sectors, geographies or other relevant market, economic, geopolitical or similar data or trends, including risk analysis software;

(xxviii)   all other expenses incurred by the Fund in connection with administering the Fund’s business; and

(xxix)     such non-recurring or extraordinary expenses as may arise.

Notwithstanding the foregoing, the Fund may enter into a separate agreement, which shall be controlling over this Agreement, pursuant to which some or all of the foregoing expenses of this Section 6 shall be the responsibility of the other party or parties to that agreement.

7.             For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to the Manager a base management fee (the “Management Fee”) as hereinafter set forth.

(a)            Management Fee. The Management Fee is payable monthly in arrears at an annual rate of 1.10% of the average daily value of the Fund’s total managed assets. “Total managed assets” means total assets of the Fund (including any assets attributable to any reverse repurchase agreements, dollar rolls, borrowings and any preferred shares that may be outstanding, if issued) minus the sum of (i) accrued liabilities of the Fund (other than liabilities for money borrowed, including the liquidation preference of any outstanding preferred shares, and principal on notes and other debt securities issued by the Fund), (ii) any accrued and unpaid interest on money borrowed and (iii) accumulated dividends on any outstanding common shares and preferred shares issued by the Fund. For purposes of this calculation, average daily value of the Fund’s total managed assets is determined at the end of each month on the basis of the average value of the Fund’s total managed assets of the Fund for each day during the month.

(b)            Partial Fees. If the Management Fee payable to the Manager pursuant to this Section 7 begins to accrue before the end of any payment period or if this Agreement terminates before the end of any payment period, the Management Fee for the period from that date to the end of that payment period or from the beginning of that payment period to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full payment period in which the effectiveness or termination occurs.

(c)            Method of Payment. The Fund shall make any payments due hereunder to the Manager or, if the Manager directs, to an entity the Manager controls, is controlled by the Manager or with which the Manager is under common control. Subject to the requirements of the 1940 Act and any applicable exemptive relief granted by the SEC to the Manager, the Manager may elect to receive all or a portion of the Management Fee in Shares in lieu of cash as follows:

(i)               At the beginning of each fee calculation period, the Manager will notify the Fund of its election to receive any Management Fees for such payment period in cash, Class Z Shares or a combination of cash and Class Z Shares.

(ii)              The number of Class Z Shares that the Manager will receive will be equal to the quotient of (x) the sum of the cash value of Management Fees elected by the Manager for payment in Class Z Shares and (y) the greater of (i) the then-current NAV per share of the Class Z Shares when such fees become due and (ii) the then-current offering price of the Fund’s Class Z Shares when such fees become due.

8.             The Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

The Fund shall indemnify the Manager and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlements) incurred by the Manager in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Manager against or entitle or be deemed to entitle the Manager to indemnification in respect of any liability to the Fund or its security holders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement.

9.             This Agreement shall become effective as of the date hereof and, unless sooner terminated with regard to the Fund as set forth below, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10.           Nothing in this Agreement shall limit or restrict the right of any officer or employee of the Manager who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11.           Except as otherwise provided herein or authorized by the Board from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor, and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.           During the term of this Agreement, the Fund agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager. Sales literature may be furnished to the Manager hereunder by first-class or overnight mail, facsimile transmission equipment, electronic delivery or hand delivery. The Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13.           If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.           No person or entity not a party to this Agreement shall be deemed a third-party beneficiary of this Agreement.

15.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

16.           The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon the Board and any of the shareholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

17.           This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

18.           Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 6th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (2) to the Fund at 655 Broad Street, 6th Floor, Newark, NJ 07102-4077, Attention: President.

19.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

20.           The Fund may use the name “PGIM Credit Income Fund” or any name including the words “PGIM,” “Prudential” or “PGIM Investments” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager’s business as Manager or any extension, renewal or amendment thereof remain in effect. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by, managed by or otherwise connected with the Manager, or any organization which shall have so succeeded to such businesses. Notwithstanding the foregoing, in no event shall the Fund use the name “PGIM Credit Income Fund” or any name including the words “PGIM,” “Prudential,” or “PGIM Investments” if the Manager’s obligations under this Agreement are transferred or assigned to a company of which Prudential Financial, Inc. and/or The Prudential Insurance Company of America does not have control.

21.           Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules or regulations adopted under the 1940 Act, orders, or other published guidance of the SEC or its staff issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation, order, or other published guidance of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order, or other published guidance.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year above written.

PGIM CREDIT INCOME FUND

By:
	Name:	Stuart S. Parker
	Title:	President

PGIM INVESTMENTS LLC

By
	Name:	Scott E. Benjamin
	Title	Executive Vice President